Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts, Allstate:

Al Scott         Mark Nogal
Media Relations         Investor Relations
(847) 402-5600         (847) 402-2800

Allstate reaches agreement to sell Northbrook campus

NORTHBROOK, Ill., Nov. 29, 2021 – The Allstate Corporation (NYSE: ALL) today announced it has reached an agreement to sell the property making up the majority of its campus in Northbrook, Illinois, to Dermody Properties for approximately $232 million. The sale is expected to close in 2022.

Allstate is selling the property as employees have more choice about where they work and many are choosing to work from home. The company plans to keep a significant presence in the Chicago area, including its existing office space in downtown Chicago.

The sale will also reduce real estate expenses and further advance Allstate’s multi-year Transformative Growth initiative to increase personal property-liability market share by building a low-cost insurer with broad distribution.

Allstate moved into the Northbrook site in 1967 and the campus currently includes 2 million square feet of office space. The buildings and land are located at 2675, 2700, 2755, 2775, and 3075 Sanders Road, Northbrook, Illinois.

About Allstate
The Allstate Corporation (NYSE: ALL) protects people from life’s uncertainties with a circle of protection including cars, homes, electronic devices, benefits and identity theft. Products are available through a broad distribution network including Allstate agents, independent agents, major retailers, online and at the workplace. Allstate is widely known for the slogan “You’re in Good Hands with Allstate.”

Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent annual report on Form 10-K. Forward-looking statements are as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.